Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-220423 and 333-235660) and Form S-8 (File No. 333-220426 and 333-206295) of Performant Financial Corporation and subsidiaries (the "Company") of our report dated March 22, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes and financial statement Schedule II, which report appears in the December 31, 2020 annual report on Form 10-K of the Company.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP)
Milwaukee, Wisconsin
March 22, 2021